Exhibit 99.1
Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 14, 2008
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION THIRD QUARTER NET
IS PUSHED TO A LOSS DUE TO PREVIOUSLY ANNOUNCED CHARGES
BILOXI, MS (October 14, 2008)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $856,000 for the third quarter ended September 30, 2008, due to previously announced asset impairment charges, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
The company announced on September 25, 2008, that it would record charges related to non-cash losses on its investment in preferred shares of Federal Home Loan Mortgage Company (FHLMC or commonly known as Freddie Mac) and increase its non-cash charge to provide for potential losses on loans. The charges totaled approximately $2,000,000 after taxes for the Freddie Mac preferred shares and approximately $1,000,000 after taxes for the provision to loan losses.
“Despite the ongoing financial crisis—which is the worst I have seen in my 37-year banking career—our primary capital stands at 12.74%, well in excess of our regulatory requirements. In fact, our capital ratio has actually increased over the same period last year. Net interest income, a key component of profitability, has risen sequentially each quarter this year, and the bank’s net interest margin has expanded the last six quarters. Though this has been a positive trend, with the recent Fed rate cut, net interest margins may be pressured for the remainder of the year,” said Swetman.
The company earned $3,412,000 for the nine months ended September 30, 2008, down from $8,096,000 during the same period last year.
Earnings per share for the third quarter of 2008 were ($.16) per average weighted share, and $.64 per average weighted share for the nine month period in 2008, based on average weighted shares outstanding of 5,322,925 for the third quarter and 5,359,690 for the nine months ended September 30, 2008.
“The national credit and financial crisis has moved from Wall Street to Main Street,” said Swetman. “The Freddie Mac charge we took during the third quarter is a one-time, non-recurring event. We bought these Freddie Mac preferred shares nearly a decade ago as extremely safe, conservative investments that hundreds of community banks purchased with the blessing of our state and federal regulators,” he added.
“We have applied the same systematic analysis of our loan portfolio that has served us so well over the years to identify problems, and we concluded that the potential losses are best reserved now rather than later. Because we do not have a large volume of residential mortgage business, our exposure is more limited than that of many other banks. Nevertheless, we will continue to be vigilant in identifying problem loans in their earliest stages,” said Swetman.
Founded in 1896, with $875 million in assets as of September 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since

1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)
EARNINGS SUMMARY

Three Months Ended September 30,	2008	2007

Net interest income	$7,217	$7,860
Provision for loan losses	1,701	(1,197)
Non-interest income	2,811	2,504
Non-interest expense	9,626	6,586
Income taxes	(443)	1,580
Net income	(856)	3,395
Earnings per share	(.16)	.62

Nine Months Ended September 30,	2008	2007

Net interest income	$21,502	$22,854
Provision for loan losses	1,795	(1,097)
Non-interest income	7,980	7,116
Non-interest expense	22,655	18,893
Income taxes	1,620	4,078
Net income	3,412	8,096
Earnings per share	.64	1.47
PERFORMANCE RATIOS (annualized)

September 30,	2008	2007

Return on average assets	0.50%	1.12%
Return on average equity	3.92%	10.73%
Net interest margin	3.59%	3.51%
Efficiency ratio	82%	61%
BALANCE SHEET SUMMARY

Balance at September 30,	2008	2007

Total assets	$874,898	$940,704
Loans	462,555	449,998
Securities	300,875	404,489
Total deposits	537,537	609,751
Total federal funds purchased	212,309	207,974
Shareholders’ equity	105,440	103,017
Book value per share	19.84	18.96
Weighted average shares	5,359,690	5,512,283

PERIOD END DATA
Allowance for loan losses as a percentage of loans	2.31%	2.10%
Loans past due 90 days and still accruing	1,256	272
Nonaccrual loans	15,659	136
Primary capital	12.74%	11.69%